Exhibit 99.1

[omitted TENGTU LOGO]


FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:
David K. Waldman/Jody Burfening
Lippert/Heilshorn & Associates
(212) 838-3777
dwaldman@lhai.com


                Tengtu Announces Preliminary Fiscal 2004 Results

TORONTO & BEIJING--JULY 28, 2004--TENGTU INTERNATIONAL CORP. (OTCBB: TNTU) announced preliminary results for fiscal 2004.

In connection with the Company's April 2004 acquisition of the remaining 43% interest in Tengtu United from its former joint venture partner, Tengtu China, the Company, through its Audit Committee, has been conducting a thorough examination of the financial condition of Tengtu United and its operations. Prior to the acquisition, Tengtu China conducted all of Tengtu United's business with all Chinese government entities as its agent. Accordingly, the Company relied on the integrity of its agent's reporting of sales and other information. Only since the acquisition has the Company begun a thorough analysis of the internal financial controls of the combined organizations.

To date, the review has uncovered overstatements of revenue for each quarter of fiscal 2004. The Company believes that the overstatements were due to the failure by Tengtu China, the Company's former joint venture partner in Tengtu United, to maintain adequate financial controls and systems. This in turn impacted the recording of revenues for the joint venture, which are reflected in the consolidated financial statements of the Company. The overstatements arose from inadequate financial controls and systems at the Company's former joint venture partner and agent, and are made up of accounting errors, double counting of sales, and recognition of revenue that is considered premature under United States generally accepted accounting principles because revenue was recognized before services or products had had been provided. The Company now believes revenue for the first nine-months of fiscal 2004 have been overstated by an aggregate of approximately $3.7 million.


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The Company is also revising its guidance for the fourth quarter of fiscal 2004 due to delays related to Phase II of the Jiangxi Project and lower than anticipated sales of the turn-key portal and Tengtu Education Resource for Microsoft(R) Office. As a result, the Company now expects revenue for the fourth quarter of fiscal 2004 to be approximately $300,000 and revenue for the full year will be approximately $2.4 million. This compares to the Company's previously stated revenue guidance of $9.3-9.6 million for fiscal 2004. The Company plans to issue restated financial statements for the first, second and third quarters of 2004 after the independent auditors have reviewed these quarterly restatements in conjunction with their annual audit.

The Company's Audit Committee has also been evaluating the quality of Tengtu United's accounts receivable, the balance of which stood at $19.3 million as of March 31, 2004 after the aforementioned restatement, due from its former joint venture partner and agent, Tengtu China. That receivable balance was to be satisfied from the proceeds of accounts receivable due to Tengtu China from the operation of Tengtu United's business in China. After the restructuring closed, Tengtu United attempted collecting Tengtu China's receivables. In almost all cases, the receivables could not be collected.

Based on a preliminary assessment of the probability of collecting these account receivables, the Company currently believes it will report a write-off of a majority of the accounts receivable balance in the fourth quarter of 2004. Additionally, the Company is pursuing more aggressive collection methods, and may employ third parties and/or counsel in China specifically for this purpose.

The Company has since implemented a number of measures to correct weaknesses in internal controls and financial reporting systems. This ongoing review has resulted in a reorganization of the finance and accounting departments, the replacement of financial management responsible for financial reporting, and the appointment of Michael Yin as outside financial consultant to the Company to oversee the Company's financial review and reorganization. Michael Yin will report directly to the Audit Committee. The Company is also assessing its legal rights and remedies in connection with the acquisition of Tengtu China's interest in Tengtu United, including the renegotiation of terms of the transaction.


Michael Yin, based in Beijing, has a thorough understanding of US GAAP reporting. Mr. Yin has a Master of Law in International Economic Law from the China University of Law and Political Science. Mr. Yin is also a Certified Public Accountant, Certified Taxation Agent, and Certified Internal Auditor in China. Mr. Yin has experience dealing with China commerce legal matters, accounting and banking relationships.




BACKGROUND

On April 5, 2004, the Company purchased the remaining 43% of Tengtu United, from its former joint venture partner, Tengtu China, in exchange for 30 million shares of the Company's common stock. Prior to this transaction, Tengtu China conducted all of Tengtu United's business as agent with all Chinese government entities. Tengtu United is now dealing directly with these entities and the Company plans to have all of its business in China, with the exception of electronic publishing and joint ventures, run directly through Tengtu United.

Subsequent to the acquisition, the Company entered into an agreement with the executor of the estate of Fan Qi Zhang, former chairman and CEO of Tengtu China, who passed away in October 2003. Under the agreement, the estate returned 15 million shares of the 30 million shares paid as consideration for the acquisition. In accordance with instructions governing the disposition of the estate, proceeds from the sale of these shares were to be used to satisfy "funding difficulties" of Tengtu China. As of March 31, 2004, Tengtu China owed approximately $9 million for bank loans used to fund Tengtu United's operations and approximately $18.5 million to Tengtu International.


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Established in 1996, Tengtu International Corp. is the leading provider of integrated education software and distance learning solutions in the People's Republic of China. Its wholly owned subsidiary has been chosen by China's Ministry of Education to be the operating partner in the deployment of China's national education portal and distance learning network (CBERC) to make computerized education available to 250 million students in China's primary and secondary schools. Tengtu International Corp. and its joint venture partners employ more than 400 people in offices in Asia and North America and have more than 35,000 schools and 17.5 million students connected to its information network in China.

For more information please visit WWW.TENGTU.COM. To be added to Tengtu's email list for Company news, please send your email address to INFO@TENGTU.COM.

Portions of this document include "forward-looking statements", which may be understood as any statement other than a statement of historical fact. Forward-looking statements contained in this document are made pursuant to the safe harbor provisions of the private securities litigation reform act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from management's expectations and projections expressed in this document. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's annual report on form 10-K and other reports filed with the Securities and Exchange Commission.
















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